Exhibit 99.1

FOR FURTHER INFORMATION:

Lawrence D. Damron

Senior Vice President  & Chief Financial Officer

(847) 229-2222

Aksys® Provides First Quarter Highlights and Updated Goals for 2004

Lincolnshire, IL – April 13, 2004 – Aksys, Ltd. (NASDAQ: AKSY), a pioneer in developing and commercializing innovative dialysis systems, today provided an update on the Company’s financial outlook for 2004, as well as highlights for the first quarter ending March 31, 2004.

First Quarter Highlights

•                                          During the quarter, eighteen additional patients began using Aksys’ PHD® Personal Hemodialysis System, bringing the total number of patients using the System to 77.  This represents an increase of over 30 percent.

•                                          The Company placed an additional 11 units, bringing to 148 the total number of PHD Systems in the field.

•                                          Aksys signed three new clinic partnership agreements; the Company now has a total of 33 agreements to date, accounting for 224 total placements and orders.

•                                          The Company expects to report results for the first quarter on April 28, 2004.

Bill Dow, President and CEO of Aksys, Ltd. stated, “During the first quarter of this year, demand for the PHD System continued to grow, however, the rate of growth was lower than previously expected.  We have therefore continued to refine our market strategy, enhancing our sales programs to our clinic partners and greatly expanding our recruiting efforts directly to patients.  We are focusing our field resources on specific geographical markets where there are the greatest concentrations of patients, utilizing direct mail, a soon-to-be-completed patient video and other programming.  We are also refining the system to enhance performance during non-dialysis periods, a key step in ensuring patient satisfaction, while lowering the cost of production.”

Mr. Dow continued, “The initial success of our first full year of commercialization depended on our ability to build partnerships and raise patient awareness, and this will continue to be true as we seek to reestablish our momentum and accelerate our growth rate. Based on the continuing product enhancements and new patient addition rate, we expect to add a total of 80 to 100 patients in  all of 2004, which will require shipments of an equal number of PHD Systems.  We further anticipate having 130 to 160 patients dialyzing on the PHD System by year-end.”

Aksys is reporting a cash balance of $46.7 million as of the end of the first quarter, which includes funds provided in the recent Durus settlement.  Based on the Company’s expectations for new unit placements and machine manufacturing improvements, Aksys estimates its cash requirement in all of 2004 to be between $30.0 million and $32.0 million, including any financing requirement for rental units.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

The Company will host a conference call on Wednesday, April 14 at 10:00 a.m. Central time to discuss the first quarter highlights. The call can be accessed via the Internet through www.aksys.com. A replay of the call will be available from 2:00 p.m. Central, Wednesday, April 14 through 10:00 p.m. Tuesday, April 27, 2004 by dialing 703-925-2533 code 440463 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce the mortality, morbidity and the associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System;(iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our  ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in QSR requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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